Exhibit 10.11

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of the 22nd day of December, 2016, by and among MERCHANTS BANCORP, an Indiana corporation (“Merchants”), MB ACQUISITION CORP. (“Acquisition Corp”), an Indiana corporation, BLUESTEM DEVELOPMENT CORPORATION, an Illinois corporation (“BDC”), MICHAEL F. PETRIE (“Petrie”), an individual and Indiana resident, and RANDALL D. ROGERS (“Rogers”, together with Petrie referred to herein as “PR”), an individual and Florida resident.

WHEREAS, Merchants, Acquisition Corp and BDC are parties to that certain Agreement and Plan of Merger dated October 31, 2016 (“Agreement”);

WHEREAS, the Agreement provides that at the election of Merchants, the Merger may be alternatively structured;

WHEREAS, Merchants elects to restructure the Merger so that BDC shall sell all of the stock of JSB to PR (the “Stock Purchase”); and

WHEREAS, the parties desire to amend the Agreement as herein provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, the parties hereby agree as follows:

1.              General

The Agreement is amended, as of the date set forth above, by adding, deleting or otherwise modifying the provisions of the Agreement (including amendments pursuant to Amendment No. 1) as noted herein. This Amendment is part of the Agreement. All other provisions of the Agreement remain intact and by signing below, each of the parties ratifies its agreement to be bound by the terms and conditions of the Agreement as hereby amended by this Amendment.

Capitalized terms used but not defined in this Amendment shall have the same meanings ascribed to such terms in the Agreement.

Upon the execution and delivery of this Amendment by all of the parties, PR shall become a party to the Agreement, having all rights and obligations granted to or imposed upon Merchants therein, and Acquisition Corp shall be removed as a party to the Agreement, all references to Acquisition Corp shall be deleted, and Acquisition Corp shall no longer have, and be released from, any rights or obligations granted to or imposed upon Acquisition Corp therein.

2.              Stock Purchase

Section 1.01 of the Agreement is amended and restated in its entirety to read as follows:

“1.01 Purchase and Sale of the Shares

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, BDC shall sell, transfer, assign and deliver to PR, and PR shall purchase and acquire from BDC, all right, title and interest in and to the Shares (as defined in Section 3.03(f) hereof), free and clear of any and all liens, pledges, security interests, charges, claims, options, rights of first refusal, transfer restrictions, rights of conversion or exchange, adverse claims or rights of any third party and other restrictions or limitations whatsoever (the “Stock Purchase”). At the Effective Time, PR shall elect a new board of directors of JSB.”

Each reference in the Agreement referring to the Merger shall mean and refer to the Stock Purchase.

3.              Purchase Price

Section 2.01(a) of the Agreement is amended and restated in its entirety to read as follows:

“(a)                           Purchase Price. Subject to the terms and conditions of this Agreement, at the Effective Time, the aggregate consideration paid by PR for all of the Shares pursuant to the Stock Purchase shall be $5,059,000 (as adjusted in accordance with the terms of this Agreement) (the “Purchase Price”). The Purchase Price reflects an additional $25,000 in purchase price to offset the expense of dissolving BDC as provided in Section 1.02 hereof. At the Effective Time, the BDC Consolidated Shareholders’ Equity (as defined below) shall not be less than $4,195,000 (the “Minimum BDC Consolidated Shareholders’ Equity”). PR shall pay the Purchase Price by wire transfer of immediately available funds to BDC only upon BDC’s delivery to PR of stock certificates representing the Shares, which certificates shall be duly endorsed in blank or be accompanied by duly executed stock powers. The Purchase Price contemplates that all of the assets of BDC shall be contributed to JSB immediately prior to the Effective Time, except for the Shares, Tax Payments (as defined below) and the right to receive the Purchase Price.

JSB shall compute and record the amount which would have been its income tax liability (for both current and deferred taxes) for the period from January 1, 2017, until the Effective Time (the “Stub Period”) as though JSB filed a separate income tax return for such taxable year on a “Separate Entity Basis” (the “Tax Payments”). The Tax Payments may be paid by JSB to BDC prior to the Effective Time. At no time shall JSB pay or become obligated to pay or otherwise transfer to BDC deferred income tax liability amounts computed for financial statement purposes. To the extent that a net tax loss is incurred by JSB during the Stub Period, and a tax benefit arising from JSB’s tax loss is achieved on BDC’s consolidated return, the BDC shall pay to JSB the amount of such tax benefit achieved. PR shall have the right to review these calculations prior to Closing as part of a review of the BDC Consolidated Shareholders Equity. BDC will be responsible for filing the final incomes tax return for BDC following liquidation and for paying all related income taxes.”

Each reference in the Agreement referring to the Merger Consideration shall mean and refer to the Purchase Price.

4.                                      Exchange Procedures

Section 2.02 of the Agreement is deleted in its entirety.

5.                                      Capitalization of JSB

Section 3.03 of the Agreement is amended to add the following new subjection to read as follows:

“(f)                             The authorized capital stock of JSB as of the date hereof consists, and at the Effective Time will consist, of 3,000 shares of common stock, all of which shares of which shares are issued and outstanding (the “Shares”). The Shares have been duly and validly authorized by all necessary corporate action of JSB, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former JSB shareholder. JSB has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(f) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of JSB common stock.”

6.                                      Article IV

Article IV of the Agreement is amended and restated in its entirety to read as follows:

“Article IV.

REPRESENTATIONS AND WARRANTIES OF PR

PR hereby represent and warrant to BDC as follows:

(a)                                 PR have the full right, power and authority to execute this Agreement and to purchase the Shares in accordance herewith.

(b)                                 PR represent and warrant that they have been advised and fully understand that the Shares being issued and sold to them by BDC have not been registered under the Securities Act of 1933, as amended (“1933 Act”), by reason of an exemption under the 1933 Act which depends upon their investment intent regarding the securities being purchased.

(c)                                  PR have the financial ability to consummate the Stock Purchase and, upon closing of the related financing, funds available to pay the Purchase Price

(d)                                 No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to PR’s knowledge, threatened against PR that questions the validity of or seeks to enjoin this Agreement, the Stock Purchase, or any other transaction contemplated hereby.

(e)                                  PR are accredited investors within the meaning of Regulation D under the 1933 Act.”

7.                                      Regulatory Filings

Section 6.01(a) of the Agreement is amended and restated in its entirety to read as follows:

“(a)                           By no later than fourteen (14) days after the date of the First Amendment to Agreement and Plan of Merger to this Agreement, Merchants shall prepare (and BDC shall cooperate in the preparation of) all necessary regulatory filings required to consummate the transactions contemplated by the Agreement and submit the necessary filings for approval or provide notice, as the case may be, with the Federal Deposit Insurance Corporation (“FDIC”), the Illinois Department of Financial and Professional Regulation, Division of Banking, and any other federal or state banking, lending, or mortgage banking supervisor or governmental guarantor or mortgage loan program or licensing system supervisor, or other governing regulatory authority.”

8.                                      D&O Coverage and Indemnification

Section 6.10 of the Agreement is amended and restated in its entirety to read as follows:

“6.10                  Indemnification

(a)                                 All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of JSB as provided in its charter or by-laws and any existing indemnification agreements or arrangements of JSB described in the BDC Disclosure Schedule, shall survive the Stock Purchase and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time. Notwithstanding the foregoing, after the Effective Time any indemnification rights now existing in favor of the current or former directors or officers of JSB shall be satisfied solely by JSB. Any indemnification rights of such current or former directors or officers of JSB against BDC shall expire at the Effective Time.

(b)                                 In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of JSB (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of JSB or any of such entities’ its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(c)                                  JSB shall (i) cause the individuals serving as officers and directors of JSB immediately before the Closing to be covered for a period of six (6) years from the Closing by the directors’ and officers’ liability insurance policy maintained by JSB (provided that JSB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time, and (ii) JSB shall pay for the cost of providing a directors’ and officers’ liability insurance policy for the benefit of the individuals who were officers and directors of JSB on the Closing Date; provided, that in no event shall JSB be required to expend pursuant to this Section 6.10(c) an aggregate amount more than an amount per year equal to 150% of the annual premiums paid by JSB as of the Effective Time for such insurance; provided, however, that if the cost exceeds such limit, JSB shall use its reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d)                                 The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.

(e)                                  Any Indemnified Party wishing to claim indemnification under Section 6.10, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify JSB thereof; provided that the failure so to notify shall not affect the obligations of any party under Section 6.10 unless and to the extent that the failure to provide notice is prejudicial to the party providing indemnification.”

9.                                      Bank Stock

Section 6.12 of the Agreement is amended and restated in its entirety to read as follows:

“BDC and its Subsidiaries shall sell all of the shares of capital stock of Quad City Bank and Sauk Valley Bank, or their respective holding companies prior to the Effective Time and the net proceeds of the sale shall be contributed to JSB prior to the Effective Time.”

10.                               Conditions Precedent to the Stock Purchase.

Section 7.01(d) is amended and restated in its entirety to read as follows:

“(d)                           Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which PR reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on JSB, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that PR would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.”

11.                               Termination

Section 8.02(a) is amended as follows:

In Section 8.02(a), in the first sentence, the phrase “without liability on the part of Merchants or BDC and each of their respective directors, officers, employees, advisors, agents, or shareholders” shall be deleted and replaced with the phrase “without liability on the part of PR, Merchants, or BDC, and each their respective directors, officers, employees, advisors, agents, or shareholders”.

12.                               Effective Time

Article IX of the Agreement is amended and restated in its entirety to read as follows:

“ARTICLE IX.

EFFECTIVE TIME OF THE STOCK PURCHASE

Upon the terms and subject to the conditions specified in this Agreement, unless otherwise agreed by the parties hereto, the Stock Purchase shall become effective on the first business day on which all of the following have occurred (the “Effective Time”): (a) all conditions precedent to the Stock Purchase set forth in Article VII of this Agreement have been fulfilled; (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Stock Purchase have expired; and (c) the Closing has occurred (as provided under Article X to this Agreement), including, but not limited, PR has received the stock certificates representing the Shares and BDC has received the Purchase Price as contemplated by Section 2.01(a) of the Agreement.”

13.                               Deliveries

Section 10.02(a) of the Agreement is amended and restated in its entirety to read as follows:

(a)                                 At the Closing, PR will deliver to BDC the following:

(i)                                     copies of all approvals by government regulatory agencies necessary to consummate the Stock Purchase;

(ii)                                  the Purchase Price as contemplated by Section 2.01(a) hereof; and

(iii)                               such other documents as BDC or its legal counsel may reasonably request.”

14.                               Restatement

The parties shall have the right to restate the Agreement to reflect the provisions set forth in this Amendment upon the due execution hereof.

15.                               Counterparts

This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

16.                               Ratification

As amended by this Amendment, the Agreement and this Amendment are in all respects ratified and confirmed, and as so amended by this Amendment and the Agreement shall be read, taken and construed as one and the same instrument. Upon the execution of this Amendment, each reference in the Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof” or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this Amendment. Any and all notices, requests, certificates and other instruments executed and delivered prior to, on or after the date of this Amendment may refer to the Agreement without making specific reference to this Amendment, but nevertheless all references to the Agreement shall be a reference to such document as amended hereby. The Agreement may be referred to as the “Stock Purchase Agreement.”

17.                               Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, Merchants, Acquisition Corp, BDC, Petrie and Rogers have made and entered into this Agreement, as of the day and year first above written and have caused this Agreement to be executed as appropriate by their duly authorized officers.

MERCHANTS BANCORP

By:	/s/ Michael F. Petrie
Michael F. Petrie, Chairman of the Board and Chief Executive Officer

MB ACQUISITION CORP

By:	/s/ Michael F. Petrie
Michael F. Petrie, President

BLUESTEM DEVELOPMENT CORPORATION

By:	/s/ Kevin Conway

Title:	Chairman

/s/ Michael F. Petrie
Michael F. Petrie

/s/ Randall D. Rogers
Randall D. Rogers

[Signature Page to First Amendment to Agreement and Plan of Merger]